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Exhibit 99

[Orient-Express Hotels News Release]

Contact:	William W. Galvin Tel: 203/618-9800 Patricia Harper Orient-Express Hotels Ltd. Tel: 212/302-5055

ORIENT-EXPRESS HOTELS ANNOUNCES FIRST QUARTER RESULTS

        Hamilton, Bermuda, May 9, 2003.    Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners of 40 deluxe hotel, restaurant, tourist train and river cruise properties in 17 countries, today announced its results for the first quarter ended March 31, 2003.

        Net earnings for the period were a loss of $2.6 million (loss of $0.08 per common share) on revenue of $61.6 million, compared with net earnings of $0.4 million ($0.01 per common share) on revenue of $53.7 million in the year earlier period. The difference year on year was influenced by Easter falling in the second quarter of 2003 while it was in the first quarter of 2002. Also, the Le Manoir and La Residencia acquisitions did not bear depreciation and finance cost for all of the first quarter of 2002 because they were only acquired in this period, while the full period such costs were charged in the first quarter of 2003.

        Results of the company's properties in the southern hemisphere and tropical holiday zones in the northern hemisphere were encouraging. EBITDA of southern Africa properties was $1 million ahead of the first quarter of 2002, while Caribbean and South American properties maintained year earlier earnings levels, as did Australian hotels. Bora Bora was down, reflecting less American and Japanese visitors, however, the Road to Mandalay cruise ship in Burma fully compensated this weakness.

        Mr. James B. Sherwood, Chairman, said that despite the exceptional events on the world stage, in particular the Iraq War, SARS and harsh winter ('21' Club in New York was snowed out for many days in February), the company maintained satisfactory results.

        He said the company was pleased to have made a major acquisition at the end of April of The Ritz Hotel in Madrid, together with Omega Capital, a Spanish real estate investor. The Ritz is one of the original hotels founded by Caesar Ritz and was completed in 1910. It has an enviable location next to the Prado Museum, the Thyssen Museum and close to the Retiro Park. The supply of 5 star hotel rooms in Madrid is less than demand and it is unlikely additional 5 star hotels will be built in the historic center of the city because of landmark restrictions. The purchase price was Euros 125 million ($135 million) equal to about 10 times EBITDA. Approximately $25 million will be spent over the coming years on improvements.

        Mr. Sherwood said that the Iraq War and the SARS epidemic are causing distortions to the travel market. The company was forced to suspend temporarily the Eastern & Oriental Express tourist train service in southeast Asia, except for domestic trips in Thailand, when the Thai authorities insisted on putting international arriving passengers into quarantine. Since this period is low season for the train the impact of the suspension will be slight. Of greater concern is fluctuating currency values which are making travel to Europe by Americans more expensive, although both American domestic travel and Europeans travelling to the U.S. should rise. Portugal has seen a decline in German visitors which is related to the German economic climate.

        "Despite the turbulence in the travel markets, the company has minimal exposure to the SARS epidemic, no exposure in the Middle East or Indonesia and happily many of the regions in which we operate are perceived as safe and good value destinations," he said.

        He indicated that Sea Containers, owners of 47% of the company's equity, expects to fund their public debt repayments this year through means other than sale of Orient-Express Hotels common shares, in which case they would not be selling any more of those shares for the time being because in their opinion such shares are undervalued at today's market price.

        Mr. Simon M.C. Sherwood, President, said that average daily room rate was up 19% to $295 in the quarter while RevPAR was up 7% to $162. Same store RevPAR increased 4% to $155 from the first quarter of 2002.

        He reviewed the performance by region as follows:

        Europe.    EBITDA of owned hotels in Europe was a loss of $2 million compared with a loss of $0.5 million in the year earlier period. Easter falling in the second quarter this year contributed significantly to this decline.

        North America.    EBITDA of owned hotels in North America was $5.4 million, the same as in 2002. Maroma's strong contribution offset reduced profits from the Windsor Court which had the benefit of the Superbowl in 2002.

        Southern Africa.    EBITDA of owned hotels was $1 million ahead of the prior year period at $2.7 million reflecting the growing awareness of South Africa as an exceptionally beautiful and good value winter destination for residents of the northern hemisphere. The climate is unparalleled at that time of year and the country is perceived as remote from terrorism.

        South America.    EBITDA of owned hotels in South America was in line with the year earlier period at $2.9 million.

        South Pacific.    EBITDA of owned hotels in this region was a loss of $0.4 million. Improvement at the two Australian hotels was masked by increased losses in Bora Bora which seemed too far to travel for many American and Japanese visitors in light of war fears.

        Management fees.    Fee income was in line with the year earlier period at $2.4 million.

        Restaurants.    EBITDA from owned properties declined from $1 million to $0.2 million as a result of poor performance at '21' Club which was impacted by the worst winter in 15 years. Snow was so heavy in New York on a number of days that guests had great difficulty in reaching the restaurant.

        Tourist Trains and River Cruise.    Performance was in line with the year earlier period at a loss of $0.8 million.

        Simon Sherwood said that top line revenue showed a healthy increase of 15% from $54 million in the first quarter of 2002 to $62 million in this year's first quarter. He said that depreciation had risen by $1 million year on year, reflecting acquisitions made in 2002.

        "Booking pace slowed while the Iraq War was in progress and many travellers are waiting for the SARS epidemic to pass before they confirm their plans. It would appear that 2003 will be dominated by last minute travel so it is difficult to predict the outcome. For this reason we will not provide earnings guidance for the time being." he concluded.

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        Management believes that EBITDA is a useful measure of operating performance, used by management and investors to help determine the ability of a company or property to service or incur indebtedness, because it is not affected by non-operating factors such as leverage and the historic cost of assets. EBITDA is also a financial measure commonly used in the hotel and leisure industry. However, EBITDA does not represent cash flow from operations as defined by U.S. generally accepted accounting principles, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to earnings from operations under U.S. generally accepted accounting principles for purposes of evaluating results of operations.

        This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings growth, investment plans and similar matters that are not historical facts. These statements are based on management's current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release, unknown effects on the travel and leisure markets of terrorist activity and any police or military response (including the recent Iraqi war and its aftermath), the unknown effects on those markets of the current SARS epidemic, varying customer demand and competitive considerations, realization of bookings and reservations as actual revenue, inability to sustain price increases or to reduce costs, interest rate and currency value fluctuations, uncertainty of negotiating and completing proposed capital expenditures and acquisitions, adequate sources of capital and acceptability of finance terms, shifting patterns of business travel and tourism and seasonality of demand, adverse local weather conditions, changing global and regional economic conditions, and legislative, regulatory and political developments. Further information regarding these and other factors is included in the filings by the company and Sea Containers Ltd. with the U.S. Securities and Exchange Commission.

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Orient-Express Hotels will conduct a conference call today, May 9, 2003 at 11 AM (EDT) which is accessible at 212-346-7468. A re-play of the conference call will be available until 5.00 PM (EDT) Friday, May 16, 2003 and can be accessed by calling 800-633-8284 (International dial-in #: 402 977 9140) and entering reservation number 21144161. A re-play will also be available on the company's website: www.orient-express.com.

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2003

SUMMARY OF OPERATING RESULTS

	Three months ended March 31
$'000
	2003	2002
Revenue
Owned hotels
—Europe	12,602	10,281
—North America	19,270	16,557
—Rest of World	17,439	14,544
Hotel management & part ownership interests	2,408	2,449
Restaurants	3,738	4,586
Trains & Cruises	6,097	5,253

Total revenue	61,554	53,670

Operating Profits
Owned hotels
—Europe	(2,080)	(493)
—North America	5,394	5,478
—Rest of World	5,131	4,605
Hotel management & part ownership interests	2,408	2,449
Restaurants	161	951
Trains & Cruises	(759)	(731)
Central overheads	(2,925)	(2,579)

EBITDA	7,330	9,680
Depreciation & Amortization	(5,464)	(4,345)
Interest	(4,971)	(4,823)

Earnings before Tax	(3,105)	512
Tax	497	(72)

Net earnings on common shares	(2,608)	440

Earnings per common share	(0.08)	0.01

Number of shares—millions	30.80	30.80

ORIENT-EXPRESS HOTELS LTD

Three Months ended March 31, 2003

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended March 31
	2003	2002
Average Daily Rate (in dollars)
Europe	287	216
North America	378	381
Rest of World	237	181
Worldwide	295	247
Rooms Sold (thousands)
Europe	23	26
North America	35	30
Rest of World	47	50
Worldwide	105	106
RevPar (in dollars)
Europe	127	123
North America	260	280
Rest of World	126	105
Worldwide	162	152
			Change %
			Dollars	Local Currency
Same Store RevPAR (in dollars)
Europe	108	112	-4%	-21%
North America	265	280	-5%	-5%
Rest of World	126	105	20%	5%
Worldwide	155	150	4%	-5%

ORIENT-EXPESS HOTELS LTD

CONSOLIDATED AND CONDENSED BALANCE SHEETS

$'000	March 31 2003	December 31 2002
Assets
Cash	39,670	37,860
Accounts receivable	61,982	55,324
Inventories	23,425	22,838

Total current assets	125,077	116,022
Real estate and other fixed assets, net book value	771,378	757,402
Investments	82,196	85,159
Intangible assets	29,529	29,529
Other assets	10,086	10,420

	1,018,266	998,532

Liabilities and Shareholders' Equity
Working capital facilities	29,749	23,800
Accounts payable	22,382	20,271
Accrued liabilities	47,085	46,831
Deferred revenue	20,512	15,107
Current portion of long-term debt and capital leases	51,007	37,243

Total current liabilities	170,735	143,252
Long-term debt and obligations under capital leases	418,579	421,773
Deferred income taxes	1,909	3,330
Minority interest	3,883	3,695

Shareholders' equity	423,160	426,482

	1,018,266	998,532

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  Exhibit 99
[Orient-Express Hotels News Release]
ORIENT-EXPRESS HOTELS LTD Three Months ended March 31, 2003 SUMMARY OF OPERATING RESULTS
ORIENT-EXPRESS HOTELS LTD Three Months ended March 31, 2003 SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS
ORIENT-EXPESS HOTELS LTD CONSOLIDATED AND CONDENSED BALANCE SHEETS